Exhibit 99.1

Global Partners LP Reports Strong Financial Results for Fourth-Quarter and Full-Year 2009

Fourth-quarter Highlights

  Gross Profit Improves 18% to Record $42.1 Million
  Net Income of $12.2 Million, $0.91 Per Unit

Full-year Highlights

  Net Income Increases 62% to $34.1 Million
  EBITDA Improves 15% to $66.7 Million
  Distributable Cash Flow Up 33% to Record $45.4 Million

WALTHAM, Mass.--(BUSINESS WIRE)--March 11, 2010--Global Partners LP (NYSE:GLP) today reported financial results for the quarter and twelve months ended December 31, 2009.

Net income for the fourth quarter of 2009 was $12.2 million, or $0.91 per diluted limited partner unit, compared with net income of $12.7 million, or $0.95 per diluted limited partner unit, for the same period in 2008. Fourth-quarter 2009 results included a $1.5 million curtailment gain resulting from an amendment freezing the Partnership’s Pension Plan. Results for the fourth quarter of 2008 included a $2.8 million benefit resulting from a favorable adjustment of an environmental reserve that reduced operating expenses.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the three months ended December 31, 2009 was $20.7 million, compared with $22.8 million for the same period in 2008.

Distributable cash flow for the fourth quarter of 2009 was $15.2 million, compared with $15.9 million for the comparable quarter in 2008.

EBITDA and distributable cash flow are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under “Use of Non-GAAP Financial Measures.” Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three and twelve months ended December 31, 2009 and 2008.

“We delivered excellent fourth-quarter and full-year results in 2009 by continually optimizing the margin and volume balance across our supply chain to maximize returns,” said Eric Slifka, president and chief executive officer of Global Partners. “On an operating basis, excluding a prior-year’s one-time gain-on-sale of $14.1 million, we achieved record net income, EBITDA and distributable cash flow in 2009. At the same time, we continued to invest in infrastructure expansion, technology and personnel to further grow the business. These results speak to the quality of our network of terminal assets as well as our ability to configure our storage profile to capitalize on opportunities in the marketplace.”

Sales for the fourth quarter of 2009 were $1.7 billion, essentially unchanged from the same period in 2008. Wholesale segment sales were $1.6 billion, or 94% of total sales, for the fourth quarter of 2009, compared with $1.6 billion, or 94% of total sales, for the fourth quarter of 2008. Commercial segment sales were $102.6 million, or 6% of total sales, for the fourth quarter of 2009, compared with $98.4 million, or 6% of total sales, for the fourth quarter of 2008.

Combined product volume totaled 863.4 million gallons in the fourth quarter of 2009, compared with 1.0 billion gallons in the fourth quarter of 2008. Wholesale segment volume decreased to 805.2 million gallons in the fourth quarter of 2009 from 943.9 million gallons for the same period in 2008. Commercial segment volume decreased to 58.2 million gallons in the fourth quarter of 2009 from 60.1 million gallons for the same period in 2008.

“Although fourth-quarter product volumes were affected by conservation and the overall economic environment, our strategy of focused margin management enabled us to offset the variance in volumes and, at the same time, price our products competitively and add value for customers across each phase of our business,” Slifka said.

Combined gross profit improved 18% to $42.1 million in the fourth quarter of 2009 from $35.6 million for the same period in 2008. Within Global Partners’ wholesale segment, distillate net product margin increased 26% to $32.3 million in the fourth quarter of 2009 from $25.6 million in the year-earlier period. Gasoline net product margin improved 49% to $5.8 million from $3.9 million in the fourth quarter of 2008. Residual oil net product margin decreased 39% to $2.5 million in the fourth quarter of 2009 from $4.1 million in the comparable period of 2008.

Financial Results for the Twelve Months Ended December 31, 2009 and 2008

Net income for the twelve months ended December 31, 2009 was $34.1 million, or $2.51 per diluted limited partner unit, a 62% increase from net income of $21.1 million, or $1.57 per diluted limited partner unit, for the same period in 2008. The Partnership had approximately 13.3 million and 13.1 million diluted weighted average limited partner units outstanding for the twelve months ended December 31, 2009 and 2008, respectively.

EBITDA for the twelve months ended December 31, 2009 increased 15% to $66.7 million from $58.1 million for the same period in 2008.

Distributable cash flow for 2009 increased 33% to $45.4 million, compared with $34.1 million for the comparable period in 2008.

Sales for the twelve months ended December 31, 2009 decreased to $5.8 billion compared with $9.0 billion for the same period in 2008 due to lower refined petroleum product prices. Wholesale segment sales were $5.5 billion, or 94% of total sales, for 2009, compared with $8.6 billion, or 95% of total sales, for the same period of 2008. Commercial segment sales were $363.3 million, or 6% of total sales, for 2009, compared with $429.9 million, or 5% of total sales, for 2008.

Combined product volume was 3.4 billion gallons in 2009, compared with 3.6 billion gallons in 2008. Wholesale segment volume was 3.2 billion gallons, versus 3.3 billion gallons in 2008. Commercial segment volume increased 12% to 226.2 million gallons in 2009, compared with 202.1 million gallons for 2008.

Combined gross profit increased 25% to $149.8 million in 2009 from $119.8 million for 2008. Within Global Partners’ wholesale segment, distillate net product margin increased 36% to $95.1 million from $70.0 million in the year-earlier period. Wholesale gasoline net product margin rose 12% to $40.7 million in 2009 from $36.5 million in 2008. Wholesale residual oil net product margin decreased to $9.4 million in 2009 from $11.7 million for 2008.

Recent Developments

  As previously announced, the Board of Directors of Global Partners’ general partner, Global GP LLC, declared a quarterly cash distribution of $0.4875 per unit ($1.95 per unit on an annualized basis) on all of its outstanding common and subordinated units for the period from October 1 through December 31, 2009.
  In a separate news release this morning, Global Partners announced a terminal and rail expansion project that will add 180,000 barrels of ethanol storage at its refined petroleum product terminal in Albany, NY. The project, expected to be operational in 2010, is being jointly developed with Canadian Pacific Railway (CP) and includes modifications that will enable the terminal to schedule the delivery of 80-car trains of ethanol. The Partnership will connect the terminal to CP’s adjacent Kenwood Yard rail facility via pipeline. In a separate and complementary project, Global Partners also is converting two distillate storage tanks to gasoline storage at the Albany facility. These initiatives will increase the total storage capacity of the Partnership’s Albany terminal to approximately 1.2 million barrels, up from 737,000 barrels when Global Partners acquired the terminal in May 2007.
  In December 2009, unitholders approved an amendment replacing the terms “operating surplus” and “adjusted operating surplus” in Global Partners’ partnership agreement with the term “distributable cash flow” as the metric to measure the Partnership’s ability to fund distributions from earnings and to test whether the subordinated units are entitled to convert into common units.

Business Outlook

“The results Global Partners achieved in 2009 underscore our strategic commitment to optimizing our terminal infrastructure to generate logistically advantaged, profitable, long-term growth,” Slifka said. “Our expertise in sourcing, storing, blending and marketing refined petroleum products provides us with the ability to add margin value across our terminal network. By capitalizing on organic opportunities such as our new Albany rail expansion and other projects, we are well positioned for 2010.”

Financial Results Conference Call

Management will review Global Partners’ fourth-quarter 2009 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET

Dial-in numbers:	(877) 407-5790 (U.S. and Canada)
(201) 689-8328 (International)

The call also will be webcast live and archived on the Global Partners’ website, www.globalp.com.

Use of Non-GAAP Financial Measures

EBITDA

EBITDA is a non-GAAP financial measure used as a supplemental financial measure by management and external users of Global Partners’ consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing and distribution of refined petroleum products, without regard to financing methods and capital structure; and
  the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income, and this measure may vary among other companies. Therefore, EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for Global Partners’ limited partners since it serves as an indicator of the Partnership’s success in providing a cash return on their investment. In December 2009, we amended our partnership agreement to restate the provisions governing conversion of the subordinated units to use distributable cash flow to test whether we have “earned” the minimum quarterly distribution. Distributable cash flow means the Partnership’s net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the Board of Directors of the Partnership’s general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow. Specifically, this financial measure indicates to investors whether or not the Partnership has generated sufficient earnings on a current or historic level that can sustain or support an increase in its quarterly cash distribution. Distributable cash flow is a quantitative standard used by the investment community with respect to publicly traded partnerships. Distributable cash flow should not be considered as an alternative to net income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, Global Partners’ distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

About Global Partners LP

Global Partners LP, a publicly traded master limited partnership based in Waltham, Massachusetts, owns, controls and has access to one of the largest terminal networks of refined petroleum products in the Northeast. The Partnership is one of the largest wholesale distributors of gasoline, distillates (such as home heating oil, diesel and kerosene) and residual oil to wholesalers, retailers and commercial customers in the region. Global Partners LP, a FORTUNE 500® company, trades on the New York Stock Exchange under the ticker symbol “GLP.” For additional information, please visit www.globalp.com.

Forward-looking Statements

This news release contains certain “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are identified as any statements that do not relate strictly to historical or current facts and can generally be identified by the use of forward-looking terminology including “will,” “may,” “believe,” “expect,” “anticipate,” “estimate,” “continue” or other similar words. Such statements may discuss business prospects, goals, new developments and future expectations or contain projections of results of operations, financial condition and Global Partners LP’s ability to make distributions to unitholders. These statements are not guarantees of performance. Although Global Partners LP believes these forward-looking statements are based on reasonable assumptions, statements made regarding future results are subject to a number of assumptions, uncertainties and risks, many of which are beyond the control of Global Partners LP, which may cause actual results to be materially different from the forward-looking statements contained in this news release. For specific risks and uncertainties that could cause actual results to differ materially from forward-looking statements, please refer to Global Partners LP’s Annual Report on Form 10-K for the year ended December 31, 2008, Form 10-Q for the quarter ended September 30, 2009 and subsequent filings the Partnership makes with the Securities and Exchange Commission. All forward-looking statements included in this news release and all subsequent written or oral forward-looking statements attributable to Global Partners LP or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements speak only as of the date made, and Global Partners LP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The financial statements and financial information presented below reflect the operations of Global Partners LP.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Sales	$1,698,976	$1,728,343	$5,818,411	$9,019,123
Cost of sales	1,656,924	1,692,769	5,668,583	8,899,332
Gross profit	42,052	35,574	149,828	119,791

Costs and operating expenses:
Selling, general and administrative expenses	15,815	10,348	61,048	42,060
Operating expenses	8,765	5,563	35,043	31,788
Amortization expenses	636	738	2,986	2,937
Total costs and operating expenses	25,216	16,649	99,077	76,785

Operating income	16,836	18,925	50,751	43,006

Interest expense	(4,248)	(5,385)	(15,188)	(20,799)

Income before income tax expense	12,588	13,540	35,563	22,207

Income tax expense	(354)	(857)	(1,429)	(1,152)

Net income	12,234	12,683	34,134	21,055

Less: General partner's interest in net income, including incentive distribution rights	(262)	(270)	(791)	(564)

Limited partners' interest in net income	$11,972	$12,413	$33,343	$20,491

Basic net income per limited partner unit(1)	$0.92	$0.95	$2.56	$1.57

Diluted net income per limited partner unit(1)	$0.91	$0.95	$2.51	$1.57

Basic weighted average limited partner units outstanding	12,961	13,071	13,017	13,071

Diluted weighted average limited partner units outstanding	13,207	13,071	13,279	13,071

(1) On January 1, 2009, the Partnership adopted guidance issued by the Financial Accounting Standards Board related to the calculation of earnings per unit. This guidance provides that net income for the current period is to be reduced by the amount of available cash that will be distributed with respect to that period for purposes of calculating net income per unit. Any residual amount representing undistributed net income (or losses) is assumed to be allocated to the ownership interests in accordance with the contractual provisions of the partnership agreement. Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or loss. Accordingly, the Partnership's undistributed net income is assumed to be allocated to the limited partners' interest and to the general partner's interest. The Partnership adopted this guidance on a retroactive basis which had an immaterial impact on the limited partners' interest in net income and net income per limited partner unit (basic and diluted) for the three and twelve months ended December 31, 2008.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$662	$945
Accounts receivable, net	335,912	246,638
Accounts receivable - affiliates	1,565	2,518
Inventories	465,923	240,346
Brokerage margin deposits	18,059	8,991
Fair value of forward fixed price contracts	3,089	161,787
Prepaid expenses and other current assets	37,648	32,082
Total current assets	862,858	693,307

Property and equipment, net	159,292	161,988
Intangible assets, net	28,557	31,403
Other assets	1,996	2,564

Total assets	$1,052,703	$889,262

Liabilities and partners' equity
Current liabilities:
Accounts payable	$243,449	$219,783
Working capital revolving credit facility - current portion	221,711	208,210
Environmental liabilities - current portion	3,296	4,191
Accrued expenses and other current liabilities	77,604	54,054
Income taxes payable	461	520
Obligations on forward fixed price contracts and other derivatives	21,114	7,954
Total current liabilities	567,635	494,712

Working capital revolving credit facility - less current portion	240,889	154,090
Acquisition facility	71,200	71,200
Environmental liabilities - less current portion	2,254	2,377
Accrued pension benefit cost	2,751	8,853
Deferred compensation	1,840	1,663
Other long-term liabilities	8,714	12,899
Total liabilities	895,283	745,794

Partners' equity	157,420	143,468

Total liabilities and partners' equity	$1,052,703	$889,262

GLOBAL PARTNERS LP
FINANCIAL RECONCILIATIONS
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Reconciliation of net income to EBITDA
Net income	$12,234	$12,683	$34,134	$21,055
Depreciation and amortization and amortization of deferred financing fees	3,892	3,885	15,909	15,126
Interest expense	4,248	5,385	15,188	20,799
Income tax expense	354	857	1,429	1,152
EBITDA	$20,728	$22,810	$66,660	$58,132

Reconciliation of net cash (used in) provided by operating activities to EBITDA
Net cash (used in) provided by operating activities	$(86,907)	$45,096	$(61,129)	$99,220
Net changes in operating assets and liabilities and certain non-cash items	103,033	(28,528)	111,172	(63,039)
Interest expense	4,248	5,385	15,188	20,799
Income tax expense	354	857	1,429	1,152
EBITDA	$20,728	$22,810	$66,660	$58,132

Reconciliation of net income to distributable cash flow
Net income	$12,234	$12,683	$34,134	$21,055
Depreciation and amortization and amortization of deferred financing fees	3,892	3,885	15,909	15,126
Maintenance capital expenditures	(955)	(715)	(4,610)	(2,120)
Distributable cash flow	$15,171	$15,853	$45,433	$34,061

Reconciliation of net cash (used in) provided by operating activities to distributable cash flow
Net cash (used in) provided by operating activities	$(86,907)	$45,096	$(61,129)	$99,220
Net change in operating assets and liabilities and certain non-cash items	103,033	(28,528)	111,172	(63,039)
Maintenance capital expenditures	(955)	(715)	(4,610)	(2,120)
Distributable cash flow	$15,171	$15,853	$45,433	$34,061

CONTACT:
Global Partners LP
Thomas J. Hollister, 781-894-8800
Chief Operating Officer and
Chief Financial Officer
or
Edward J. Faneuil, 781-894-8800
Executive Vice President,
General Counsel and Secretary